Exhibit 99.1

News Release

STANDEX INTERNATIONAL CORPORATION █ SALEM, NH 03079 █ TEL (603) 893-9701 █ FAX (603) 893-7324 █ WEB www.standex.com

STANDEX ACQUIRES REMAINING INTEREST IN NARAYAN POWERTECH

SALEM, N.H., July 2, 2026 /PRNewswire/ -- Standex International Corporation (NYSE:SXI) today announced that it has acquired the remaining 9.9% interest in India-based Narayan Powertech (Narayan), a leading manufacturer of low voltage and medium voltage instrument transformers, for approximately $64 million.

“We are pleased with the smooth integration of Narayan and Amran. Our internal teams are completely focused on meeting customer demand now and in the future,” said David Dunbar, President and Chief Executive Officer of Standex.

“Narayan and Standex Grid have created a stronger player in the transformer industry, with the ability to leverage a larger global footprint and portfolio breadth to create increased value for our customers,” added Chirag Shah, Managing Director of Narayan Powertech and Founder. “I am thrilled to continue the journey with other key team members as part of a global leader like Standex.”

About Standex

Standex International Corporation is a multi-industry manufacturer in four broad business segments: Electronics, Aerospace & Defense, Scientific, and Engraving & Hydraulics with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Turkey, India, and China. For additional information, visit the Company's website at https://standex.com/.

About Narayan

Narayan Powertech Pvt. Ltd, designs and manufactures low voltage and medium voltage transformers for products focused on the electrical grid. For additional information, visit the Company’s related website at narayanpowertech.com.

SOURCE: Standex International Corporation

For further information:

Christopher Howe

Director of IR

(773) 754-5394

e-mail: InvestorRelations@Standex.com